EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

between

CAHAS MOUNTAIN PROPERTIES LLC and METWOOD. INC.

AGREEMENT effective as of June 28, 2019 between Cahas Mountain Properties, LLC, a Virginia limited liability company (“Cahas”) and Metwood, Inc., a Nevada colporation (MTWD). MTWD is, from time to time, hereinafter referred to as the “Company”).

MTWD is the holder of all the issued and outstanding shares of Metwood of Virginia, Inc., Virginia corporation (“Metwood Virginia”).

Cahas, the current majority shareholder of MTWD, wishes to purchase from MTWD and MTWD wishes to sell to Cahas, all its right, title and interest in and to Metwood Virginia, with the exception of the convertible note of June 29, 2016 face amount $50,000 as shown on the Balance Sheet of MTWD.

Accordingly, upon the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Purchase Price. The purchase price shall be Four Million, Seven Hundred Thousand Dollars.

2.	Payment of Purchase Price. Cahas shall pay the purchase price by delivering Nine million (9,400,000) MTWD Common Shares to MTWD.

3.	Closincy & Closing Date.

3.1 The Closing shall occur on June 29, 2019. At the Closing Cahas shall deliver the Metwood Shares to MTWD and MTWD shall deliver all its right, title, and interest in and to Metwood Virginia to Cahas.

4.	Conversion of Shares. Upon the Closing and the receipt by MTWD of the Metwood Shares, MTWD shall cause the shares to be placed in escrow until debt from Emerge Nutraceuticals to Metwood Virginia is paid in full. Upon full payment, the shares will be released from escrow.

5.	Representations and Warranties of Cahas. Cahas represents and warrants to MTWD as follows:

5.1 Due Organization: Authorny of Cahas. Cahas is a limited liability company duiy organized, validly existing and in good standing under the laws of the State of Virginia. Cahas has full right, power and authority to own its properties and assets, and to carry on its business as now being conducted. Cahas is not in breach or violation of any provision of its Charter, Operating Agreement, or any other agreement material to its operation and its ability 10 enter into and effect the transactions contemplated by this Agreement.

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5.2 Ownership of the Metwood Shares. Cahas is the sole and exclusive record and beneficial owner of the MTWD Shares. Cahas possesses good and merchantable title to the MTWD Shares and owns the MTWD Shares free and clear of any and ail security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. Cahas has the absolute and unconditional right to sell. assign, transfer and deliver the MTWD Shares to MTWD in accordance with the terms of this Agreement,

5.2 Corporate Power and Authority: Due Authorization. Cahas has all appropriate power and authority to execute and deliver this Agreement and to consummate all the transactions contemplated herein. No other proceedings on the part of Cahas are necessary to approve and authorize the execution and delivety of this Agreement and the consummation of the contemplated transactions. Assuming that this Agreement and each of Cahas’s Transaction Documents constitutes a valid and binding agreement of MTWD, this Agreement and each document generated and executed as a part of the contemplated transactions will constitute, when executed and delivered, a valid and binding agreement of’ Cahast enforceable against Cahas in accordance with its terms, subject to laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

5.4  Validity of Agreement. Cahas has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Cahas and is fully enforceable against Cahas in accordance with its terms.

5.5 Agreement Not in Conflict with Other Instruments: Required Approvals Obtained. The execution, delivery and performance of this Agreement by Cahas and the consummation of the transactions contemplated by this Agreement will not (i) violate or require any registration, qualification, consent, approval or filing under, (a) any law, statute, ordinance, rule or regulation of any federal. state or local government, or any agency, bureau, commission or inslmmentality of any Governments, or (b) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Cahas or any of its assets or properties is bound; (ii) conflict with, require any consent or approval, or result in the breach or termination of any provision or, constitute a default under, result in the acceleration of the performance of any obligation of Cahas, or result in the creation of any claim, security interest, lien, charge or encumbrance on the Metwood Shares pursuant to: (a) The Company’ Charter or Bylaws, (b) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise. lease, contract, or other insuument or agreement to which The Company is a party or by which Cahas or any of Cahas’s assets or properties are bound, or (c) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Cahas or any of its assets or properties is bound.

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5.6  Legal Proceedings. There is no action, suit, proceeding, claim, arbitration or investigation by any Govemment, Governmental Agency or other Person (i) pending to which Cahas is a party, (ii) Lhreatened against or relating 10 the Melwood Shares or any of Cahas’s assets or businesses, (iii) challenging Cahas’s right to execute, deliver, perfotm under or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Metwood Shares, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

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Representations and Warranties of MTWD. MTWD is the owner of all the authorized, issued and outstanding shares of Metwood Virginia. The Metwood Virginia shares are validly issued, fully paid and nonassessable. Delivery of the Metwood Virginia shares to Cahas as contemplated by this Agreement will transfer to Cahas full and entire legal and equitable title to the Metwood Virginia shares free and clear of any incumbrance or restriction whatsoever.

7.	Covenants and A2reements. The parties covenant and agree as follows:

7.1 Conduct of the Metwood Virginia Business. From the date hereof through the Closing .Date, MTWD shall conduct the business of Metwood Virginia in the same manner and consistenc with past practice. Without the prior written consent of Cahas, MTWD shall make no changes in or to the Metwood Virginia business operations.

7.2 Litioation. From the date hereof through the Closing Date, MTWD shall promptly notify Cahas of any investigations of Metwood Virginia or any lawsuits, claims or proceedings which after the date hereof are commenced or, to the knowiedge of MTWD, threatened in writing against MTWDn or against any officer, director, employee, consultant, agent, stockholder or other representative, of MTWD, arising out of or relating to the affairs or conduct of the Business of MTWD.

7.3 Continued Effectiveness of Re resentations and Watxanties of MTWD. From the date hereof through the Closing Date, MTWD shall assure that the representations and warranties contained in Lhis Agreement shall continue co be true and correct on and as of the Closing Date as if made on and as of the Closing Date. and it shall promptly give Cahas notice of any event, condition or circumstance occurring from the date hereof through the Closing Date which would constitute a violation or breaCh of this Agreement.

8.	Conditions Precedent to the obligations of Cahas. The obligations of Cahas to complete the Closing are subject to the fillfillment on or prior to the Closing Date of the töllowing conditions, any one or more of which may be waived by it.

8.1 Representations and Covenants. The representations and warranties of MTWD contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. MTWD shall have performed and complied with all covenants or agreements required by this Agreement to be performed or complied with by

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MTWD on the Closing Date.

8.2 No Material Adverse Change. Since December 21, 2018, there shall have been no material adverse change in Metwood Virginia or the operations or financial condition of Metwood Virginia taken as a whole, and MTWD shall not know of any such change which is pending or contemplated, nor shall there have been any damage, destruction or loss materially adversely affecting Metwood Virginia or its operations or financial condition taken as a whole.

8.3 Litioation. No action, suit or proceeding shall have been instituted by any governmental or regulatory body before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated hereby or which has or may have a material adverse effect on Metwood Virginia or its operations or financial condition.

9.	Conditions Precedent to the Oblioation of MTWD. The obligation of MTWD to complete the Closing and transactions contemplated herein are subject to Cahas having performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Cahas on the Closing.

10.	Survivai of Representations and Warranties of MTWD. Notwithstanding any right of Cahas fully to investigate the affairs MTWD and Metwood Virginia, Cahas has the right to rely fully upon the representations, warranties, covenants and agreements of MTWD contained in this Agreement or in any document delivered to it by MTWD or any of its representatives in connection with the transactions contemplated by this Agreement. All representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and all such representations, warranties, covenants and agreements shall thereafter terminate and expire with respect to any theretofore unasserted claim one (l) years following the Closing Date (and no claim for indemnification shall thereafter be made arising from any breaches of any such representations, warranties. covenants and agreements),

11.	Indemnification.

1 1.1 Indemnification by MTWD. MTWD shall indemnify, defend and hold harmless Cahas. its officers, directors, members, managers, agents, servants and employees, from and against any and all claims, threats, liabilities, suits, actions, proceedings, demands, damages, losses, costs and expenses of every kind and nature arising out of, resulting from, or in connection with any misrepresentation or breach by MTWD of any representation or warranty contained in this Agreement.

11.2 Indemnification by Cahas. Cahas shall indemnify, defend anci hoid harmless MTWD, its officers. directorst members, managers, agents, servants and from and against any and all claims, threats, liabilities, suits, actions, proceedings, demands, damages, losses, costs and expenses of every kind and nature arising out of, resulting from, or in connection with any misrepresentation or breach by Cahas of any representation or warranty contained in this Agreement.

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12.	Miscellaneous.

12.1 Survival of Representations. Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

12.2 Entire Agreement. This Agreement constitutes the full, entire and integrated agreement between the panies hereto with respect to tire subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

12.3 Assignabilitv. This Agreement and MTWD’s rights and obligations hereunder may not be assigned by MTWD. Cahas may assign this Agreement and its rights, together with its obligations hereunder, to any affiliate of Cahas, without the requirement of the approval of MTWD.

12.4 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

12.5 Amendment: Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and ali of which together shall be deemed to be one and the same Agreement.

12.7 Applicable Law. This Agreement is made and entered into and shall be govemed by and construed in accordance with the laws of the Commonwealth of Virginia.

12.8 Further Assurances. MTWD agrees to execute and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and 10 lake such further actions, as Cahas may request in order to fulfill the intent of this Agreenlent and the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement on the date first above written.

Cahas Mountain Properties LLC

By: Robert M. Callahan
Its: Managing Partner

Meiwood Inc. MTWD
By: Shawn A Callahan
Its: President / CFO

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